Exhibit 99

PDSi REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2004

Record Quarterly Earnings of $0.06 per Share

COLUMBUS, OH (April 21, 2004) – Pinnacle Data Systems, Inc. (PDSi) (AMEX: PNS) today announced results for its first fiscal quarter of 2004, the period ended March 27, 2004.

Sales in the first quarter of 2004 totaled $7.0 million, up 69% from $4.2 million reported for the comparable period of 2003. Net income in the first quarter of 2004 was $362,000, or $0.06 per diluted share, up 383% and a new quarterly record for the Company, compared to net income of $75,000, or $0.01 per share, in the comparable period of 2003.

John D. Bair, Chairman, President and CEO, said the Company is very pleased with the results of the quarter and focused on winning more business in an improving economy. “Product sales, generated from the services we provide and where we see the best opportunity for long-term revenue growth, have been steadily improving,” Bair said. “Increased orders for process control and testing products for the semi-conductor manufacturing sector last year have since been followed by record-size product orders in multiple industries that utilize computer technologies in their products.”

“The real key for PDSi is leveraging our growing reputation as a highly regarded service provider to original equipment manufacturers (OEMs). OEMs are picking up the pace of outsourcing the parts of their businesses that they do not consider their core competencies, such as the engineering of specialized computer controllers, systems or components, small-run and mature products manufacturing, complex multi-vendor integration, hardware management and after-the-sale repair and logistics services. Our range of services gives us multiple avenues into new accounts and a large number of offerings to expand the scope of products and services we provide once we are in an account,” Bair continued. “We are continuing to build our sales and marketing organization and increasing our visibility in the marketplace, which has already been paying off in terms of opportunities to quote and ordering activity. We’ve also been improving our internal infrastructure and productivity and are hiring strategically to keep our costs in line as we continue to grow.”

Highlights of the Quarter

Highlights of the first quarter of 2004 include:

•	Record quarterly net income (the previous record was set in 2000, the Company’s most profitable year in its history),

•	The fourth highest quarterly total sales in the Company’s history,

•	An agreement with Kender Thijssen European Repair in The Netherlands to jointly pursue turnkey repair and logistics programs for OEMs requiring operations in both North America and Europe,

•	A new relationship with Solid Information Technology Corp., to rapidly develop and provide PDSi hardware platforms with Solid high availability databases for both PDSi and Solid customers who need to get their carrier-grade telecommunications applications to market ahead of their competition,

•	A new Sun Microsystems campaign to market more of the services PDSi offers to Network Equipment Providers and naming PDSi as a partner provider of those services in a March news release about the campaign, and

•	A $4 million telecommunications equipment order that started shipping late in the first quarter and should be completed by mid-year 2004.

Additional Operating Results

Product sales in the first quarter of 2004 totaled $5.4 million, up 146% compared with $2.2 million for the comparable period in 2003, as medical diagnostic, digital imaging, remote management diagnostic, aerospace and telecommunications product shipments improved significantly over last year. The gross profit margin percentage on products increased to 29% in the 2004 quarter from 20% in the 2003 quarter on the increase in volume and the more profitable mix of products shipped in 2004. Gross profit on product sales for the 2004 quarter totaled $1.6 million, compared with $443,000 for the same period in 2003.

Service sales in the first quarter of 2004 totaled $1.6 million, resuming a sequential quarter upward trend from $1.4 million in the fourth quarter of 2003, however, representing a 17% decrease from approximately $2.0 million for the first quarter of 2003. In the first half of 2003, the overlapping of significant in-coming and out-going Hewlett-Packard Company repair programs were producing quarterly record service sales. The gross profit margin percentage on service sales was 43% for the 2004 quarter compared to the 41% gross profit margin in the 2003 quarter. Gross profit on service sales for the 2004 quarter totaled $694,000, compared to $797,000 for the same period in 2003.

For the quarter ended March 27, 2004, operating expenses, including selling, general and administrative (SG&A) expenses, totaled $1.6 million compared to $1.1 million in the comparable quarter of 2003 due to costs directly tied to the Company’s increasing sales and profitability and investment in the company’s growth. In the first quarter of 2004, operating expenses were 23% of sales compared to 26% in the first quarter of 2003.

On March 27, 2004, accounts receivable increased to $5.4 million from $5.1 million on December 31, 2003, and inventory increased to $3.1 million from $2.0 million over the same time period. Both increases are related to the current strength of the business and the timing of shipments to meet customers’ requirements. A significant portion of the shipments for the first quarter of 2004 were made in March, as were inventory purchases for shipments scheduled in early April.

On March 27, 2004, borrowing on the line of credit was reduced to $1.9 million from $2.5 million on December 31, 2003. Availability on the line at March 27, 2004, exceeded $3.1 million.

Outlook

“Sales and ordering activity continue to be at their highest levels in the Company’s history,” said Michael Sayre, Executive Vice President and CFO. “Current bookings are expected to result in record sales and continued strong earnings for the second quarter.”

“We are focused on year-over-year growth in both sales and earnings,” Sayre continued. “At this point in the year, we believe we can achieve both. Because of the size of the programs we provide, year-over-year quarterly revenue comparisons could vary either up or down, as could earnings. Going forward, we may see lower margin percentages as we increase our marketing and selling expenses and take on lower margin business in order to capture larger portions of the growing market.”

a)	Conference Call

b)	PDSi will host a conference call today at 11:00 a.m. EDT to discuss 2004 first-quarter results and the company’s strategic direction. The conference call may be accessed by calling (888) 880-1525. The passcode for the conference call is “Pinnacle Data” and the conference identification number is 6572059. Please be prepared to provide both the passcode and the conference identification number to access the call.

c)	About PDSi

PDSi provides products and technical services, encompassing the development and production of embedded (built-in) computer systems and components, and the testing and repair of computer systems, components and peripherals, to Original Equipment Manufacturers (OEMs) in, among others, the aerospace, computer, computer peripheral, data storage, digital-imaging, medical diagnostic, process-control, and telecommunications equipment industries. PDSi offers a full range of services to increase product speed to market and engineered product life, and to provide service and support to units in the field through comprehensive product lifecycle management programs encompassing depot repair, advanced exchange, contact center support and end-of-life control. For more information, visit the PDSi Website at www.pinnacle.com.

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

BALANCE SHEETS

($ thousands)	March 27, 2004	December 31, 2003
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$53	$48
Accounts receivable, net of allowance for doubtful accounts of $20,000	5,394	5,127
Inventory	3,125	2,024
Prepaid expenses	341	197
Deferred income taxes	428	428

	9,341	7,824

PROPERTY AND EQUIPMENT
Leasehold improvements	231	227
Furniture and fixtures	332	332
Computer equipment and related software	2,300	2,264
Shop equipment	497	495

	3,360	3,318
Less accumulated depreciation and amortization	2,374	2,232

	986	1,086

OTHER ASSETS	26	30

	$10,353	$8,940

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

BALANCE SHEETS

($ thousands, except share amounts)	March 27, 2004	December 31, 2003
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$1,888	$2,487
Accounts payable	3,060	1,902
Accrued expenses:
Wages, payroll taxes, and benefits	526	352
Income taxes	232	7
Other	168	101
Unearned revenue	25	—

	5,899	4,849

LONG-TERM LIABILITIES
Deferred income taxes	55	55

	5,954	4,904

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 5,540,796 and 5,539,796 shares issued and outstanding, respectively	2,173	2,172
Additional paid-in capital	502	502
Retained earnings	1,724	1,362

	4,399	4,036

	$10,353	$8,940

PINNACLE DATA SYSTEMS, INC

(DBA PDSi)

STATEMENTS OF INCOME

	For the Quarters Ended
($ thousands, except per share totals)	March 27, 2004	March 29, 2003
	(unaudited)	(unaudited)
SALES
Product sales	$5,430	$2,203
Service sales	1,618	1,956

	7,048	4,159

COST OF SALES
Product sales	3,847	1,760
Service sales	924	1,159

	4,771	2,919

GROSS PROFIT	2,277	1,240

OPERATING EXPENSES	1,642	1,095

INCOME FROM OPERATIONS	635	145

OTHER EXPENSE
Interest expense	22	22

INCOME BEFORE INCOME TAXES	613	123

INCOME TAX EXPENSE	251	48

NET INCOME	$362	$75

BASIC EARNINGS PER SHARE	$0.07	$0.01

DILUTED EARNINGS PER SHARE	$0.06	$0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	5,540,244	5,518,870

Diluted	5,990,030	5,740,097

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

STATEMENTS OF CASH FLOWS

Quarters Ended March 27, 2004 and March 29, 2003

($ thousands)	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$362	$75

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	146	141
Inventory reserves	51	42
(Increase)/decrease in assets:
Accounts receivable	(267)	(586)
Inventory	(1,168)	116
Prepaid expenses and other assets	(144)	77
Increase/(decrease) in liabilities:
Accounts payable	1,158	330
Accrued expenses and taxes	466	(155)
Unearned revenues	25	—

Total adjustments	267	(35)

Net cash provided by operating activities	629	40

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(26)	(13)

Net cash used in investing activities	(26)	(13)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	(599)	230
Principal payments on long-term debt	—	(33)
Principal payments on capital lease obligation	—	(7)
Proceeds from stock options exercised	1	—

Net cash provided by/(used in) financing activities	(598)	190

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

STATEMENTS OF CASH FLOWS (CONTINUED)

Quarters Ended March 27, 2004 and March 29, 2003

($ thousands)	2004	2003
INCREASE IN CASH	5	217

CASH - Beginning of quarter	48	36

CASH - End of quarter	$53	$253

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$22	$15

Income taxes paid, net of refunds	$28	$64

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS

During the first quarter of 2004, the company capitalized $16,000 (in dollars) of inventory as computer equipment.

During the first quarter of 2003, the company capitalized $5,000 (in dollars) of inventory as computer equipment.

Safe Harbor Statement: Statements in this release which relate to other than strictly historical facts, including statements about the Company’s plans and strategies, as well as management’s expectations about new and existing products and services, technologies and opportunities, market growth, demand for acceptance of new and existing products and services are forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. The Company undertakes no obligations to publicly update or revise such statements. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-KSB and quarterly reports on Form 10-QSB.